Exhibit 4.1
DESCRIPTION OF SECURITIES
Capitalized terms used but not defined herein shall have the meaning ascribed to them in the Annual Report on Form 10-K to which this Description of Securities is an exhibit.
(a)Limited Liability Company Units
Under the terms of our limited liability company agreement (the “LLC Agreement”), our unitholders are entitled to one vote for each common unit held on all matters submitted to a vote of unitholders, and do not have cumulative voting rights. Unitholders are entitled to receive proportionately any dividends or distributions declared by our board of directors. Upon our liquidation, dissolution or winding up, the unitholders will be entitled to receive ratably our net assets available after the payment of (or establishment of reserves for) all debts and other liabilities. Unitholders will have no redemption or preemptive rights.
(b)Provisions of our LLC Agreement that may have the effect of delaying, deferring or preventing a change of control
Limited Liability of Unitholders
No unitholder or former unitholder, in its capacity as such, will be liable for any of our debts, liabilities or obligations except as provided under the LLC Agreement and to the extent otherwise required by applicable law. Each unitholder will be required to pay to us (a) any unpaid capital commitments of such unitholder and (b) the amount of any distribution that such unitholder is required to return to us pursuant to the LLC Agreement or the Delaware Limited Liability Company Act.
Delaware Law and Certain LLC Agreement Provisions
Agreement to be Bound by the LLC Agreement; Power of Attorney
By executing the Subscription Agreement (which signature page constitutes a counterpart signature page to the LLC Agreement), each investor accepted by the Company has agreed be admitted as a member of the Company and to be bound by the terms of the LLC Agreement. Pursuant to the LLC Agreement, each unitholder and each person who acquires our common units from a unitholder grants to certain of our officers (and, if appointed, a liquidator) a power of attorney to, among other things, execute and file documents required for our qualification, continuance or dissolution. The power of attorney also grants our board of directors the authority to make certain amendments to, and to make consents and waivers under and in accordance with, the LLC Agreement.
Drawdowns
Investors will be required to fund drawdowns up to 100% of the amount of their remaining respective Capital Commitments each time the Adviser delivers a drawdown notice, which will be issued at least ten calendar days prior to each funding. Drawdowns will generally be made pro rata, in accordance with the remaining Capital Commitments of all investors. Drawdowns will entitle unitholders to our common units (which, for the avoidance of doubt, may be issued in fractional form to the extent required) at the then-applicable Purchase Price. The Company may draw Capital Commitments from the unitholders at any time after the Initial Closing.
The period during which the Company may draw such Capital Commitments is referred to as the “Investment Period”. If the Investment Period is terminated, the Company will cease drawing Capital Commitments from Unitholders except for certain runoff activities.
Resignation and Removal of Directors; Procedures for Vacancies
A director may resign from our board of directors at any time upon notice given in writing or by electronic transmission to the board of directors, the Chair of the board of directors, the Chief Executive Officer or the Secretary. The resignation will take effect at the time specified therein, and if no time is specified, at the time of its

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receipt. The acceptance of a resignation will not be necessary to make it effective unless otherwise expressly provided in the resignation.
Any director, or the entire board of directors, may be removed from office at any time, but only for cause and then only by the affirmative vote of holders of at least two-thirds of the outstanding units. For the purpose of this paragraph, “cause” shall mean, with respect to any particular director, conviction of a felony or a final judgment of a court of competent jurisdiction holding that such director caused demonstrable, material harm to us through bad faith or active and deliberate dishonesty.
Except as otherwise provided by applicable law, including the Investment Company Act, any newly created directorship on the board of directors that results from an increase in the number of directors, and any vacancy occurring in the board of directors that results from the death, resignation, retirement, disqualification or removal of a director or other cause, will be filled exclusively by the affirmative vote of a majority of the remaining directors in office, although less than a quorum (with a quorum being a majority of the total number of directors), or by a sole remaining director. Any director elected to fill a vacancy or newly created directorship will hold office until his or her death, resignation, retirement, disqualification or removal.
Action by Unitholders
Unitholders have only the voting rights as required by the Investment Company Act or as otherwise provided for in the LLC Agreement. Under the LLC Agreement, we are not required to hold annual meetings of unitholders. Unitholder action can be taken only at a meeting of unitholders or by written consent in lieu of a meeting by unitholders representing at least the specified percentage of the aggregate outstanding units required to approve the matter in question. Only the board of directors, the Chair of the board of directors, the Chief Executive Officer or the holders of a majority-in-interest of the outstanding units may call a meeting of unitholders and only business specified in our notice of meeting (or supplement thereto) may be conducted at a meeting of unitholders.
Submission to Jurisdiction; Venue
The LLC Agreement provides that, unless we otherwise agree in writing, any legal action or proceeding with respect to the LLC Agreement may be brought in the courts of the State of Delaware, and, by execution and delivery of the LLC Agreement, each of our members irrevocably accepts for him or herself and in respect of his or her property, generally and unconditionally, the non-exclusive jurisdiction of the aforesaid courts. Each member further irrevocably waives any claim that any such courts lack personal jurisdiction over such Member, and agrees not to plead or claim, in any legal action proceeding with respect to the LLC Agreement in any of the aforementioned courts, that such courts lack personal jurisdiction over such member. To the fullest extent permitted by applicable law, any legal action or proceeding with respect to the LLC Agreement by a member seeking any relief whatsoever against us may be brought only in the Chancery Court of the State of Delaware (or other appropriate state court in the State of Delaware), and not in any other court in the United States, or any court in any other country. In addition, each member irrevocably waives any objection that such member may have to the laying of venue of any of the aforesaid actions or proceedings arising out of or in connection with the LLC Agreement brought in the aforesaid courts and further irrevocably, to the extent permitted by applicable law, waives his or her rights to plead or claim and agrees not to plead or claim in any such court that any such action or proceeding brought in any such court has been brought in an inconvenient forum.
Amendment of the LLC Agreement; No Approval by Unitholders
Except as otherwise provided in the LLC Agreement, the terms and provisions of the LLC Agreement may be amended (which term includes any waiver, modification, or deletion of the LLC Agreement) during or after our term, with the prior written consent of a majority-in-interest of the unitholders.
Notwithstanding clauses the foregoing, certain limited amendments, as set forth in the LLC Agreement, may be made with the consent of the board of directors and without the need to seek the consent of any unitholder.
For these purposes, a “majority-in-interest” shall mean a percentage in interest in excess of 50%.
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Transfer Restrictions
Our common units have not been registered under the Securities Act or the securities laws of any other jurisdiction. Accordingly, we and the Placement Agent are offering our common units only to purchasers of common units who represent that they are (i) an “accredited investor” as defined in Rule 501 of Regulation D under the Securities Act and (ii) are acquiring the common units purchased by them for investment and not with a view to resale or distribution.
Each purchaser of our common units will be required to complete and deliver to the Placement Agent and the Adviser or the Company, prior to the acceptance of any order, a Subscription Agreement substantiating the purchaser’s investor status and including other limitations on resales and Transfers of our common units.
The Subscription Agreement and the LLC Agreement provide that unitholders will not be permitted to Transfer their common units, unless (a) we (and, if required by our lending arrangements, our lenders) give consent, (b) the Transfer is made in accordance with applicable securities laws and (c) the Transfer otherwise complies with the restrictions in the Subscription Agreement and the LLC Agreement. Although we expect not to unreasonably withhold our prior written consent to Transfers by unitholders, we expect to withhold our consent if any such Transfer would (i) result in a change of U.S. federal income tax treatment of us and the units, (ii) be prohibited by or trigger a prepayment under our debt or other credit facilities, (iii) result in us no longer being eligible to be treated as a RIC pursuant to the Investment Company Act or (iv) result in us being subject to additional regulatory or compliance requirements imposed by laws other than the Exchange Act or the Investment Company Act.
Any Transfer of our common units in violation of these provisions will be void, and any intended recipient of the common units will acquire no rights in such common units and will not be treated as a unitholder for any purpose.
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